Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE –October 12, 2006 (4:00 p.m. Central Daylight Time)
FIRST COMMERCE BANK
500 NORTH ELLINGTON PARKWAY
LEWISBURG, TENNESSEE 37091
Contact: Glenn Hardison, Chief Financial Officer (931-359-4322)
FIRST COMMERCE BANK, LEWISBURG, TENNESSEE,
ANNOUNCES THIRD QUARTER 2006 EARNINGS RESULTS
LEWISBURG, TENNESSEE, OCTOBER 12, 2006 — FIRST COMMERCE BANK today issued the following statement:
FIRST COMMERCE BANK reported earnings and financial highlights for the nine months ended September 30, 2006. First Commerce Bank is a Tennessee state chartered commercial bank with offices located in Lewisburg, Tennessee and in Chapel Hill, Tennessee. The Bank opened for business on December 2, 2002. The Bank’s results included:
The Bank’s net income for the nine months September 30, 2006, was $830,757, or $.65 per common share compared to earnings of $629,894 and earning per common share of $.50 for the same period in 2005.
Relatively strong growth has continued into the third quarter of 2006. Total assets have increased to $166,293,000 up nearly $28 million since September 30 of 2005. Loans, net of allowance for possible loan losses and unearned interest and fees, now total $109,567,000 up $18.6 million since September 30, 2005. Deposits now total $146,034,000 up $21.9 million from the same period in 2005.
In commenting on the Bank’s third quarter performance, Bill Marsh, Chairman, President and CEO, said: “We are very pleased with our results from the third quarter 2006. This is clearly a result of the hard work by all of our employees, support of our customers and a county dedicated to community banking. We want to thank our Shareholders, Directors, Staff, and Customers for the support and business they have given the Bank. We are very proud of the efforts of our entire business family. ”
FIRST COMMERCE BANK is a Tennessee banking corporation the deposits of which are insured through the Federal Deposit Insurance Corporation up to the maximum permitted by law. The Bank is headquartered in Lewisburg, Tennessee. It offers extensive and service-intensive financial products and services in Marshall County and surrounding counties in Tennessee. For additional information about the Bank, please visit the Bank’s website at www.firstcommercebank.net.